Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated August 8, 2012

Relating to Preliminary Prospectus dated July 30, 2012

Registration No. 333-181504

CKE INC.

This free writing prospectus relates to the offering of shares of common stock, par value $0.01 per share, of CKE Inc., and should be read together with the preliminary prospectus, dated July 30, 2012 (the “Preliminary Prospectus”) included in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-181504) (the “Registration Statement”), Amendment No. 4 to the Registration Statement and the free writing prospectus dated August 6, 2012 relating to these securities.

Same-Store Sales

CKE Inc. has filed this free writing prospectus to report that through August 3, 2012, company-operated same-store sales during the second quarter of fiscal 2013 have increased 2.3% compared to the same period in the prior fiscal year.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from the offices of (i) Morgan Stanley & Co. LLC Attention: Prospectus Department 180 Varick Street, 2nd Floor, New York, NY 10014 telephone: 866-718-1649 email: prospectus@morganstanley.com; (ii) Citigroup, Brooklyn Army Terminal, 140 58th Street, Brooklyn, NY 11220 telephone: 800-831-9146 or (iii) Goldman, Sachs & Co. 200 West Street, New York, NY 10282 Attention: Prospectus Department telephone 866-471-2526 facsimile: 212-902-9316 email: prospectus-ny@ny.email.gs.com.